Exhibit 99.1

TheStreet Retires Series B Preferred Stock and Closes $7.85M Common

Stock Financing

-       TheStreet Exchanges TCV Series B Preferred Stock for Common Stock

-       TheStreet and 180 Degree Capital Complete Private Placement

-       Kevin Rendino Joins Board at TheStreet

NEW YORK, November 13, 2017 — TheStreet, Inc. (NASDAQ: TST), a leading financial news and information provider, announced today that on November 10, 2017 it exchanged all shares of Series B Preferred Stock held by Technology Crossover Ventures (“TCV”) for 6,000,000 shares of the Company’s Common Stock and $20,000,000 cash. The retirement of the Series B Preferred Stock removes, among other rights of the holder and restrictions on the Company, a $55 million liquidation preference previously held by TCV.

The Company also announced that on November 10, 2017, it closed a common stock PIPE with 180 Degree Capital Corp. whereby the Company sold 7,136,363 shares of Common Stock for a total of $7,849,999.30, or, $1.10 per share. The closing bid price of the Company’s Common Stock on November 9, 2017, the day prior to signing the financing agreements, was $0.92 per share. The proceeds from the private placement were used by the Company, in part, to fund the consideration paid to TCV.

“These transactions represent another important step in the turnaround we started last year by simplifying our capital structure and cementing our relationship with two key strategic investors”, said David Callaway, President and CEO of TheStreet. “TCV has been an important supporter of TheStreet for over a decade and their conversion to common stock serves as a strong vote of confidence in the Company’s prospects. We are also delighted to welcome to TheStreet family, Kevin Rendino and 180 Capital, who have been shareholders of TheStreet since the second quarter of 2017 when Kevin became their CEO,” Mr. Callaway continued.

In connection with the private placement, Kevin Rendino, CEO of 180 Capital, joined the Board of Directors of TheStreet. With the addition of Mr. Rendino, an independent director, the Board now has eight directors, six whom are independent, a substantial majority of the Board.

Mr. Rendino, age 51, is a financial services leader with three decades of Wall Street experience and expertise in capital markets, value investing and global equity markets. For over twenty years (1988 - 2012), Kevin was Managing Director and a Large Cap Value Manager, overseeing 11 funds and $13B in assets. Kevin was a member of Blackrock’s Leadership Committee and a frequent contributor to CNBC, Bloomberg TV, Fox Business, The New York Times and The Wall Street Journal. From 2012 to 2016, Kevin served as Chairman and Chief Executive Officer of RGJ Capital, where he led a Graham and Dodd approach to value investing. Since March of 2017, Mr. Rendino, has served as Chairman and Chief Executive Officer of 180 Degree Capital, a publicly traded investment management company. In 1988, Mr. Rendino graduated from the Carroll School of Management at Boston College (B.S.).

“The retirement of the preferred stock is a seminal moment that clears the path to enhance value for all common shareholders. The turnaround at TST is well underway. We believe the future for TST and its shareholders is bright, and we are excited to have the opportunity to be a part of it,” said Kevin Rendino, Chairman and CEO of 180 Degree Capital Corp.

“This is a watershed moment for TheStreet and its shareholders, and a giant step in the turnaround efforts we began 20 months ago,” concluded Larry Kramer, Chairman of the Board of TheStreet.

Lake Street Capital Markets served as the Company's exclusive placement agent for the private placement with 180 Degree Capital and as the Company's lead financial adviser on the exchange of TCV's Series B Preferred Stock. B. Riley FBR, Inc. served as a financial advisor on the TCV exchange.

About TheStreet, Inc.

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company's namesake brand, TheStreet (www.thestreet.com), is in its third decade of producing unbiased business news and market analysis for individual investors. The Company's portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers; and RateWatch (www.rate-watch.com), which supplies rate and fee data from banks and credit unions across the U.S.

About 180 Degree Capital Corp.

180 Degree Capital Corp. is a publicly traded registered closed-end fund focused on investing in and providing value-added assistance through constructive activism to what we believe are substantially undervalued small, publicly traded companies that have potential for significant turnarounds. Our goal is that the result of our constructive activism leads to a reversal in direction for the share price of these investee companies, i.e., a 180-degree turn. Detailed information about 180 and its holdings can be found on its website at www.180degreecapital.com.